Exhibit 99.1

United States Lime & Minerals, Inc. — News Release

FOR IMMEDIATE RELEASE		Contact: Timothy W. Byrne
(972) 991-8400
UNITED STATES LIME & MINERALS REPORTS
FOURTH QUARTER AND FULL-YEAR 2010 RESULTS
Dallas, Texas, February 1, 2011 — United States Lime & Minerals, Inc. (NASDAQ: USLM) today reported fourth quarter and full-year 2010 results: Revenues in the fourth quarter 2010 increased $915 thousand, or 3.2%, to $29.2 million from $28.3 million in the comparable 2009 quarter. Revenues from the Company’s lime and limestone operations in the fourth quarter 2010 increased $696 thousand, or 2.6%, to $27.1 million from $26.4 million in the comparable 2009 quarter, while revenues from its natural gas interests increased $219 thousand, or 11.6%, to $2.1 million in the fourth quarter 2010 from $1.9 million in the comparable 2009 quarter. For full-year 2010, revenues increased to $132.6 million from $117.3 million in 2009, an increase of $15.3 million, or 13.0%. Revenues from the Company’s lime and limestone operations in 2010 increased $14.8 million, or 13.4%, to $125.2 million from $110.4 million in 2009, while revenues from the Company’s natural gas interests in 2010 increased $500 thousand, or 7.2%, to $7.4 million from $6.9 million in 2009. The increase in lime and limestone revenues in the fourth quarter 2010, compared to last year’s fourth quarter, primarily resulted from increased sales volumes of the Company’s lime products to its customers, principally highway construction customers, as well as increased sales prices realized for the Company’s lime and limestone products, partially offset by reduced demand by its steel customers. The full-year 2010 increase in the Company’s lime and limestone revenues compared to 2009 was also driven primarily by increased lime sales volumes to its customers, principally highway construction and oil and gas services customers and, in the first half 2010, steel customers, as well as year-over-year price increases for the Company’s lime and limestone products.
Production volumes from the Company’s natural gas interests for the fourth quarter 2010 totaled 265 thousand MCF, sold at an average price of $7.98 per MCF, compared to 255 thousand MCF, sold at an average price of $7.39 per MCF, in the comparable 2009 quarter. Production volumes for full-year 2010 from natural gas interests totaled 951 thousand MCF, sold at an average price of $7.82 per MCF, compared to 2009 when 1.2 BCF was produced and sold at an average price of $5.74 per MCF. Revenues from the Company’s natural gas interests increased in the fourth quarter and full-year 2010 as increased prices for liquids contained in the Company’s natural gas more than offset the decline in full-year production volumes. Prices for natural gas liquids generally follow crude oil prices, which increased significantly in 2010 compared to 2009. Five new wells drilled in the fourth quarter 2009 and first quarter 2010 pursuant to the Company’s lease agreement were completed as producing wells during the fourth quarter 2010. These five wells are in addition to the two new wells drilled in the first quarter 2010 and completed as producing wells in the third quarter 2010 pursuant to the Company’s drillsite agreement.
The Company reported net income of $3.2 million ($0.49 per share diluted) in the fourth quarter 2010, compared to $3.0 million ($0.47 per share diluted) in the fourth quarter 2009, an increase of $136 thousand, or 4.5%. For full-year 2010, the Company’s net income increased by $4.4 million, or 32.0%, to $18.0 million ($2.81 per share diluted), from net income of $13.7 million ($2.14 per share diluted) in 2009.
The Company’s gross profit was $7.1 million in both the fourth quarter 2010 and the comparable 2009 quarter, with an increase of $17 thousand, or 0.2% in the 2010 period. For full-year 2010, gross profit was $36.0 million, compared to $28.8 million in 2009, an increase of $7.3 million, or 25.3%. Included in gross profit in the fourth quarter and full-year 2010 were $6.1 million and $31.2 million, respectively, from the Company’s lime and limestone operations, compared to $5.7 million and $24.3 million, respectively, in the comparable 2009 periods. The improvements in gross profit and gross profit margins as a percentage of revenues for the Company’s lime and limestone operations in the 2010 periods compared to the comparable 2009 periods resulted primarily from the increases in revenues discussed above. Gross profit from the Company’s natural gas interests declined $313 thousand to $1.0 million for the fourth quarter 2010 from $1.3 million in the comparable 2009 period, and increased $423 thousand for full-year 2010 to $4.8 million, compared to $4.4 million for full year 2009. Three additional new wells drilled in the fourth quarter 2009 and the first quarter 2010 pursuant to the Company’s lease agreement are expected to be completed as producing wells during 2011. The Company cannot predict the number of additional wells that ultimately will be drilled, if any, or their results.

“We are very pleased with the results from our lime and limestone operations in 2010 in spite of the continuing soft economy,” said Timothy W. Byrne, President and Chief Executive Officer. Mr. Byrne added, “We saw a decrease in demand from our steel customers during the second half of the year and are still seeing anemic construction demand related to housing developments. Although governmental funding of public sector projects remains a concern, improved highway construction demand is continuing.”
United States Lime & Minerals, Inc., a NASDAQ-listed public company with headquarters in Dallas, Texas, is a manufacturer of lime and limestone products, supplying primarily the construction, steel, municipal sanitation and water treatment, aluminum, paper, utilities, glass, roof shingle and agriculture industries. The Company is headquartered in Dallas, Texas and operates lime and limestone plants and distribution facilities in Arkansas, Colorado, Louisiana, Oklahoma and Texas through its wholly owned subsidiaries, Arkansas Lime Company, Colorado Lime Company, Texas Lime Company, U.S. Lime Company, U.S. Lime Company — Shreveport, U.S. Lime Company — St. Clair and U.S. Lime Company — Transportation. In addition, the Company, through its wholly owned subsidiary, U.S. Lime Company — O & G, LLC, has royalty and non-operating working interests pursuant to an oil and gas lease and a drillsite agreement on its Johnson County, Texas property, located in the Barnett Shale Formation.
Any statements contained in this news release that are not statements of historical fact are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. The Company undertakes no obligation to publicly update or revise any forward-looking statements, and investors are cautioned that such statements involve risks and uncertainties that could cause actual results to differ materially from expectations, including without limitation those risks and uncertainties indicated from time to time in the Company’s filings with the Securities and Exchange Commission.
(Tables Follow)

United States Lime & Minerals, Inc.
Condensed Consolidated Financial Data
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
INCOME STATEMENTS	2010	2009	2010	2009
Revenues
Lime and limestone operations	$27,079	$26,383	$125,169	$110,406
Natural gas interests	2,105	1,886	7,425	6,925

Total	$29,184	$28,269	$132,594	$117,331

Gross profit
Lime and limestone operations	$6,073	$5,743	$31,209	$24,344
Natural gas interests	1,024	1,337	4,832	4,409

Total	$7,097	$7,080	$36,041	$28,753
Operating profit	$4,909	$5,145	$27,665	$20,955
Interest expense	688	698	2,715	2,886
Other (income) expense, net	(48)	82	(108)	(75)
Income tax expense	1,100	1,332	7,018	4,474

Net income	$3,169	$3,033	$18,040	$13,670

Income per share of common stock:
Basic	$0.50	$0.47	$2.82	$2.14
Diluted	$0.49	$0.47	$2.81	$2.14
Weighted average shares outstanding:
Basic	6,403	6,386	6,401	6,378
Diluted	6,419	6,401	6,417	6,398

	December 31,	December 31,
BALANCE SHEETS	2010	2009
Assets:
Current assets	$61,887	$40,760
Property, plant and equipment, net	126,237	130,900
Other assets, net	374	410

Total assets	$188,498	$172,070

Liabilities and Stockholders’ Equity:
Current liabilities	$15,710	$16,150
Debt, excluding current installments	31,666	36,666
Deferred tax liabilities, net	8,933	6,026
Other liabilities	3,894	3,247
Stockholders’ equity	128,295	109,981

Total liabilities and stockholders’ equity	$188,498	$172,070

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